Exhibit 99.1

IA GLOBAL ANNOUNCES THE RESIGNATION OF BRIAN NELSON AND MARK SCOTT FROM THE BOARD OF DIRECTORS

SAN FRANCISCO, CA. December 17, 2008/Business Wire

IA Global Inc. (Amex: IAO) (the “Company”) announced that Mr. Brian Nelson resigned from the Company’s Board of Directors (the “Board”) effective December 11, 2008. Mr. Nelson was an Independent Director, Chairman of the Nominations and Governance Committee and a member of the Audit and Merger and Acquisition Committees. Mr. Nelson had no disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Nelson stated that he needed to devote his time as CEO to ValueCommerce Co Ltd.

On December 11, 2008, Mark Scott resigned from the Board of Directors and the Merger and Acquisition Committee. Mr. Scott remains the Company’s COO, CFO and Secretary. Mr. Scott had no disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Scott stated that he needed to devote his efforts full-time to the success of the Company.

About IA Global, Inc.

IA Global, Inc. (“IA Global”) is a rapidly growing Business Process Outsourcing (“BPO”) and Financial Services corporation targeting the B2B and B2C markets in the Asia Region, the US and Australia.

The Company is actively seeking to expand its investments in the BPO, B2B and Financial services sectors.

In Japan, IA Global is 100% owner of Global Hotline, Inc., a BPO organization, operating several major call centers providing primarily outbound telemarketing services for telecommunications and insurance products.

In the Philippines, IA Global is the 100% owner of Global Hotline Philippines Inc., a BPO organization, providing inbound and outbound telemarketing services, and collocation facilities to a variety of industries.

In the Asia Pacific region, the Company has equity investments of 25.0% in GPlus Media Co Ltd, 20.25% in Slate Consulting Co Ltd, 36.0% in Australian Secured Financial Limited and 20% in Taicom Securities Co Ltd.

For further information, contact:

Investor Relations

IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

415-946-8828 (t)

415-946-8801 (f)

ir@iaglobalinc.com

www.iaglobalinc.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of IA Global. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital to support our operations and projections of revenues and profitability. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.